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                                                               EXHIBIT (a)(5)(j)




February 24, 2003


To Our Shareholders:

Attached is our earnings release for the third quarter of fiscal 2003, which is being sent in lieu of the regular quarterly report that would normally be mailed in a couple of weeks.

We are sending this to all of our shareholders ahead of the planned closing of our tender offer, which will be March 4, 2003, unless extended.


Sincerely,



Phoebe A. Wood
Executive Vice President
and Chief Financial Officer